Exhibit 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2008 Third-Quarter and

Nine-Months Financial Results

FAIRPORT HARBOR, OHIO – October 27, 2008 – OurPet’s Company (OTC BB:OPCO): a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for the 2008 third quarter and nine months ended September 30, 2008.

Net revenues for the 2008 third quarter increased 37.0 percent to $3,328,024 from $2,429,749 in the same period a year ago. Gross margin, as a percent of sales for the 2008 third quarter, increased 4.6 percentage points to 29.6 percent, from 25.0 percent in the 2007 third quarter. This improvement in gross margin was a result of the Company’s continuous cost improvement efforts, emphasis on selling higher margin products and selective price increases. The Company expects to maintain or enhance the improved gross margin during the 2008 fourth quarter.

Income before litigation expense for the 2008 third quarter increased 1,459.9 percent to $191,539, compared to $12,279 for the 2007 third quarter. After litigation expense the net loss for the 2008 third quarter was $617,589, or a loss of $0.04 per share, compared to net income of $3,244, or $0.00 per diluted share for the same period in 2007. Earnings, before interest, taxes, depreciation and amortization (EBITDA), before litigation expense for the 2008 third quarter, increased 115.6 percent to $359,322, compared to $166,661 for the 2007 third quarter.

Net revenues for the 2008 nine months increased 18.1 percent to $9,248,892 from $7,829,931 in the same period a year ago. Gross margin, as a percent of sales for the 2008 nine months, increased 1.8 percentage points to 28.7 percent from 26.9 percent in the 2007 nine months. Income before litigation expense for the 2008 nine months increased to $479,445 compared to $315,842 for the 2007 nine months, or an improvement of $163,603, or 51.8 percent. After litigation expense the net loss for the 2008 nine months was $1,778,896, or a loss of $0.12 per share, compared to net income of $290,769, or $0.01 per diluted share for the same period in 2007. Earnings, before interest, taxes, depreciation and amortization (EBITDA), before litigation expense for the 2008 nine months, increased 24.7 percent to $976,491, compared to $783,308 for the 2007 nine months.

Dr. Steven Tsengas, President and CEO, stated, “We are pleased about our growth for the 2008 third quarter and nine months. We achieved increases in sales and income before litigation expense for both periods despite a difficult business environment for many of our major customers. The increase in sales for both periods was the result of improved sales to our non-major accounts, new customers, new product introductions and exports to Canada and overseas.

“As we expected, our net income for the third quarter and nine months were adversely affected by the litigation expenses that we have incurred in defending the OurPet’s SmartScoop® (www.smartscoop.com) against the patent infringement lawsuits filed against us by a competitor. We feel that such charges are without merit and believe that we should prevail in the International Trade Commission trial that occurred on August 29, 2008. A decision by the ITC judge is anticipated on or before December 2, 2008. With reduced ITC litigation expense and seasonally increased sales, we are optimistic that the Company will return to profitability in the 2008 fourth quarter and that results will compare favorably to the 2007 fourth quarter. It is difficult to predict additional litigation expenses beyond the ITC case decision date since the actions of our competitor are unknown.

“The litigation expenses have been primarily funded with external sources of subordinated debt with warrants, thereby reducing shareholder dilution compared to the issuance of additional common shares. The cost and manpower resources required for the litigation have not significantly impacted OurPet’s management’s focus and commitment to grow OurPet’s. Approximately sixty new products will be introduced at the annual Global Pet Exposition that will be held in Orlando, FL in February 2009. OurPet’s is the recognized innovative pet product company with a rich pipeline of new products”, concluded Dr. Tsengas.

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. For more information about the Company and its products visit our Websites www.ourpets.com, www.smartscoop.com, www.ecoPureNaturals.com and www.playsnsqueak.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
OurPet’s, Company	-or-	SM Berger & Company, Inc.
Dr. Steven Tsengas		Andrew Berger
(440) 354-6500 (Ext. 111)		(216) 464-6400

—Financial Results Follow—

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Nine Months Ended September 30,		For the Quarter Ended September 30,
	2008	2007	2008	2007
Net revenue	$9,248,892	$7,829,931	$3,328,024	$2,429,749
Cost of goods sold	6,598,718	5,722,949	2,341,876	1,823,093

Gross profit on sales	2,650,174	2,106,982	986,148	606,656
Selling, general and administrative expenses	2,026,829	1,669,457	740,891	549,771

Income from operations	623,345	437,525	245,257	56,885
Other income and expense, net	(812)	(2,070)	(1)	(1)
Interest expense	144,712	123,753	53,719	44,607

Income before litigation expense	479,445	315,842	191,539	12,279
Litigation expense	2,258,341	25,073	809,128	9,035

Net income (loss)	$(1,778,896)	$290,769	$(617,589)	$3,244

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$(0.12)	$0.01	$(0.04)	$—

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,245,736	17,782,896	15,246,984	18,166,595

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
ASSETS
Cash and equivalents	$207,865	$28,843
Receivables, net	1,606,897	1,239,410
Inventories	3,506,707	3,395,512
Prepaid expenses	120,327	91,069

Total current assets	5,441,796	4,754,834
Property and equipment, net	2,166,717	2,309,529
Other	343,483	337,967

Total assets	$7,951,996	$7,402,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$2,000,000	$1,800,000
Current maturities of long-term debt	147,844	232,857
Accounts payable	2,293,281	1,170,225
Accrued expenses	279,004	122,813

Total current liabilities	4,720,129	3,325,895
Long-term debt	1,161,108	250,655
Stockholders’ Equity	2,070,759	3,825,780

Total liabilities and stockholders’ equity	$7,951,996	$7,402,330